Exhibit 99.1

 GREAT WESTERN LAND & RECREATION REPORTS FY 2006 SECOND QUARTER AND SIX MONTH
                                   RESULTS

     - Real Estate Sales More Than Double to $1.7 Million

     - Higher Land Prices at Wagon Bow Ranch Drive Increase in Gross Margin

     - Asset Impairment Charge Leads to Second Quarter Net Loss

     - Strong and Profitable Second Half Anticipated

    SCOTTSDALE, Ariz., May 18 /PRNewswire-FirstCall/ -- Citing the effects of accounting adjustments prompted by possible impairment of long-lived assets, Great Western Land & Recreation, Inc. (OTC Bulletin Board: GWES) a real estate developer with approximately 10,000 acres of urban and ranch land in various stages of development in the Southwest, today reported a net loss available for common stock for the quarter ended March 31, 2006 of $295,000, or one cent per share on a fully-diluted basis. This compares with net income available for common stock of $503,000, or two cents per fully diluted share, in the second quarter of the comparable period a year earlier. Losses for the current year's quarter were related primarily to an accounting adjustment related to the possible write-down of impaired assets of approximately $415,000.

    For the six months ended March 31, 2006, Great Western posted a net loss available for common stock of $525,000, or two cents per diluted share, compared with net income of $407,000, or two cents per diluted share, in the same period a year earlier. Results for the six months of the current year include the impact of the non-cash charge for the accounting adjustment for impaired assets in the second quarter mentioned above.

    Sales of real estate and real estate investments in the second quarter were $1.66 million, an increase of 9 percent over sales of real estate and real estate investments of $1.52 million in the second quarter last year. The company noted sales in the prior year period included $878,000 related to the sale of its investment in the Laguna at Arrowhead Apartments project, which had been written off in 2004. Absent the impact of that item, real estate sales in the second quarter of fiscal 2006 increased by more than 157 percent over the second quarter of last year.

    For the six months, sales of real estate and real estate investments decreased by 24 percent to $1.84 million from $2.43 million in the first six months of last year. The decrease was experienced despite higher sales of ranch land of our Wagon Bow Ranch project and sales of condominiums at the company's Woodland Court development in College Station, Texas because of the sale in the prior year of the Laguna investment discussed above.

    "Notwithstanding the loss posted in the second quarter, we are encouraged that our sales and operating earnings indicate we are beginning to see the results of our efforts to increase our future pipeline of profitable projects," said Jay N. Torok, Chairman. "Real estate sales were strong, more than doubling after factoring out the impact of the sale of an investment in last year's second quarter. In particular, the revamping of our marketing efforts and revitalization of the sales staff at the Wagon Bow Ranch are having the desired effect as the sales for this spring are on a record- breaking pace. In addition, we are moving more of the construction management function in-house as a part of our program to control costs and accelerate our development process.

    "We were required to make two significant accounting adjustments regarding two projects in the later stages of completion that negatively impacted our otherwise profitable quarter. These adjustments amounted to about $415,000, and while they are estimates of the increased costs that will not be recovered on the first phase of Glendale Springs and the Woodland Court Project in College Station, Texas, Great Western still harbors possibilities that some or all of the impairment can be recovered through improved selling prices of the finished units," Torok added.

    Commenting further, Torok said, "At College Station we experienced construction delays due to shortages of drywall and concrete. In addition, raw materials experienced unforeseen price increases, particularly on those items where oil is used in their manufacture.

    "At Glendale Springs, major delays in construction were experienced due to city-required design changes, City of Glendale personnel turn-over, architectural problems, and unforeseen increases in raw material prices."

    Torok noted that accounting rules required the company to adjust the value at which the company was carrying these developments on its balance sheet. He also indicated that the two above-mentioned projects are the only ones where he believes an impairment adjustment will be required.

    Great Western's cost of real estate sales in the second quarter rose to $734,000 from $416,000 in the second quarter of the previous year. As a percentage of sales, cost of sales increased to 44.1 percent in the second quarter from 27.2 percent in the same quarter a year earlier. The increase in percentage was due to lower profits margins on sales at Woodland Court and the sale of real estate investment for which the cost was written off in years prior to 2005. For the six month period cost of sales increased to $941,000 from $835,000 in the first six months of the previous year. The increase was due principally to higher cost of land and lot sales compared with the previous year, which included a large investment sale, the cost of which had previously been written off, according to the company.

    "We have taken a number of steps to address the operational issues at both Woodland Court and Glendale Springs," said Torok. "Construction management of the remainder of these projects will be handled by company project managers rather than outside contractors to ensure we maintain close control over schedules, costs and all other aspects of construction and to prevent further losses. Additionally, prices of the remaining units at both locations are being adjusted to reflect the cost increases we have experienced."

    Selling, general and administrative expenses for the quarter were $729,000, an increase of 46 percent from their level of $501,000 in the same quarter a year ago. The increase was due to higher salaries, benefits and other personnel related to the hiring of project managers needed to oversee construction as well as additional sales, accounting and administrative staff needed as the company continues to grow. For the same reasons, selling general and administrative expenses for the six months of 2006 increased 33 percent to $1.29 million from $967,000 in the same period a year ago.

    Interest expense in the second quarter amounted to $116,000, up from $94,000 in the same period a year ago. For the six months, interest expense was $242,000, compared with $174,000 the first six months of last year.

    The company's balance sheet remained solid at the end of the second quarter. Cash and equivalents amounted to $2.0 million. Land held for development and sale stood at $26.2 million. Total assets were $31.8 million. Total liabilities were $27.6 million including notes payable of $21.7 million, subordinated debt of $3.6 million and accounts payable and other liabilities of $1.5 million. Shareholders' equity at quarter end was $4.0 million.

    "The outlook for Great Western remains more positive than ever," said Torok. We have strengthened our staff to enable us to manage our projects internally. We have addressed areas of concern and have them under control. We have been able to increase selling prices of land and lots, particularly at Wagon Bow Ranch. Demand for housing remains strong in our markets even as interest rates increase because of favorable regional demographic trends.

    "Also, the changes to our marketing and sales staff at Wagon Bow are resulting in stronger sales. As part of our renewed marketing effort we are hosting 'Old West Carnival Days' at Wagon Bow Ranch May 26-28 as a means of increasing the ranch's visibility among prospective buyers," Torok added.

    Torok stated he expects Great Western's performance in the second half of fiscal 2006 to be considerably stronger. "We should begin to see a contribution to our results from Mallard Crossing, which is our largest planned community development in suburban Houston. We anticipate that, also in the second half of fiscal 2006, we should complete Phase I of Glendale Springs and all of Woodland Court. We should also begin to realize revenue and earnings from two of our townhome projects in Houston, Bella Vista Townhomes and Stuart Villas at Jackson.

    "Perhaps the best and most positive progress is being realized at the Wagon Bow Ranch. We are experiencing large sales volume at strong prices and, as more inventory of finished lots becomes available, we hope to continue our upward momentum," Torok continued.

    Torok said the company took several other key actions. "During the second quarter we purchased additional land for the Wagon Bow Ranch project and a 30 acre parcel in Maricopa Arizona for future development. After quarter end, we announced we intend to sell the majority of our Westchester Lakes development in Houston to a group of developers.

    "We also reconfigured our senior management team. David Weber has assumed the role of chief executive officer. He will continue to focus on growing our existing operations as well as pursuing the start-up of our new homes division, Sage Homes. This will allow me, in my continuing role as chairman, to focus to a greater extent on strategic initiatives that will ensure we continue to grow over the long term," Torok noted.

    "Together these factors give us reason to remain optimistic about our financial performance for fiscal 2006. We anticipate increased sales and earnings for the year," Torok concluded.

    About Great Western Land and Recreation

    Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. The bulk of Great Western's activity is currently focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

                     GREAT WESTERN LAND AND RECREATION, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                    March 31,
                                                                      2006
                                                                  ------------
                                                                   (unaudited)
                                ASSETS
Cash and cash equivalents                                         $  2,017,337
Notes and accounts receivable (net of allowance of $135,000)         2,335,232
Land held for development and sale                                  26,225,257
Receivable from related entities                                        34,351
Property and equipment (net of accumulated depreciation
 of $138,339)                                                          373,009
Other                                                                  843,816
                                                                  $ 31,829,002

             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Notes payable                                                   $ 21,673,397
  Subordinated debt                                                  3,614,814
  Payable to related entities                                          942,853
  Accounts payable and other accrued liabilities                     1,454,377
    Total liabilities                                               27,685,641

Minority interest                                                      146,315

Stockholders' equity
  Preferred stock, $0.001 par value; 10,000,000 shares
   authorized; 31,319 shares issued and outstanding;
   20,000 additional shares issued, held by a subsidiary
   and reported as treasury shares; liquidation value -
   $2,419,200                                                        2,244,431
  Common stock, $0.001 par value; 45,000,000 shares
   authorized; 21,642,888 shares issued and outstanding                 21,643
  Additional paid-in capital                                         2,563,317
  Accumulated other comprehensive loss                                    (733)
  Accumulated deficit                                                 (831,412)
    Total stockholders' equity                                       3,997,246
                                                                  $ 31,829,002

                     GREAT WESTERN LAND AND RECREATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                      Three months ended               Six months ended
                                          March 31,                        March 31,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
Real estate and
 real estate investment
 sales                           $  1,664,339    $  1,524,641    $  1,844,807    $  2,432,016
Cost of real estate
 sales                                734,146         415,631         940,648         834,844
Earnings from sales
 of real estate and
 real estate investments              930,193       1,109,010         904,159       1,597,172

Selling, general and
 administrative
 expenses                             729,348         500,554       1,286,117         967,209
Loss on impairment of
 long-lived assets                    414,566               -         414,566               -

  Earnings (losses)
   from operations                   (213,721)        608,456        (796,524)        629,963

Other income (expense)
  Interest expense                   (116,090)        (93,908)       (242,098)       (174,170)
  Interest income                      42,202           8,985          91,981          17,309
  Other income (expense)                7,475          20,213         451,901          59,214
    Total other income
     (expense)                        (66,413)        (64,710)        301,784         (97,647)

  Income (loss) from
   continuing operations             (280,134)        543,746        (494,740)        532,316

Loss from discontinued operation            -         (15,441)              -         (84,211)

  Net income (loss)                  (280,134)        528,305        (494,740)        448,105

Less: preferred stock
 dividends applicable
 to the period                        (15,332)        (25,036)        (30,664)        (41,466)

  Net income (loss)
   available for common stock    $   (295,466)   $    503,269    $   (525,404)   $    406,639

Net income (loss) per
 common and common
 equivalent share:

  Basic:
    Continuing operations        $      (0.01)   $       0.02    $      (0.02)   $       0.02
    Discontinued operation                  -               -               -               -
  Total                          $      (0.01)   $       0.02    $      (0.02)   $       0.02
  Diluted:
    Continuing operations        $          -    $       0.02    $          -    $       0.02
    Discontinued operation                  -               -               -               -
  Total                          $          -    $       0.02    $          -    $       0.02

Weighted average common
 and common equivalent
 shares outstanding:
  Basic                            21,431,906      21,184,862      21,065,729      21,141,548
  Diluted                          21,431,906      25,193,012      21,065,729      23,904,095

SOURCE  Great Western Land & Recreation, Inc.
    -0-                             05/18/2006
    /CONTACT: Jay N. Torok, Chairman and CEO of Great Western Land and Recreation, +1-480-949-6007, or Mike Arneth or Woody Wallace of The Investor Relations Co., +1-312-245-2700/
    (GWES)